UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2025

GRYPHON DIGITAL MINING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-39096	83-2242651
(Commission File Number)	(IRS Employer Identification No.)

1180 N. Town Center Drive, Suite 100
Las Vegas, NV	89144
(Address of Principal Executive Offices)	(Zip Code)

(702) 945-2700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	GRYP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-1 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

As previously disclosed, on December 9, 2024, Gryphon Digital Mining, Inc. (the “Company” or “Gryphon”) entered into an asset purchase and sale agreement (the “Purchase Agreement”) with Erikson National Energy Inc. (“Erikson”), a Canadian corporation under the laws of the Province of Alberta. Erikson commenced proposal proceedings under the Bankruptcy and Insolvency Act (Canada) (“BIA”) on October 1, 2024 by filing a Notice of Intention to Make a Proposal, pursuant to section 50.4 of the BIA, and KSV Restructuring Inc. was named as proposal trustee. Pursuant to an order of the Court of King’s Bench of Alberta (the “Court”) granted on October 21, 2024, the Court approved a sale and investment solicitation process (“SISP”) in respect of the sale of the assets and properties of Erikson. As part of the SISP, Gryphon and Erikson entered into the Court-approved Purchase Agreement pursuant to which Gryphon agreed to purchase substantially all of Erikson’s assets for a purchase price of CAD $2,000,000, subject to certain adjustments as provided for in the Purchase Agreement. Pursuant to the Purchase Agreement, the Company will acquire all of Erikson’s natural gas and oil wells, facilities and pipelines, which are currently shut in. The assets are located in northeast British Columbia and span the Fort St. John, Stoddart, Roseland, Fireweed, Buick Creek, Laprise and Wildboy areas.

On February 20, 2025, the Company and Erikson entered into a Second Extension to Purchase and Sale Agreement (the “Second Extension Agreement”), effective as of February 14, 2025. The Company and Erikson previously entered into an extension to the Purchase and Sale Agreement effective as of February 3, 2025, whereby the parties agreed to extend the outside date and due diligence condition date to February 14, 2025. As part of the Second Extension Agreement, the parties acknowledged that in the course of its due diligence, Gryphon determined that it is only interested in acquiring a subset of the Erikson assets located in the Wildboy area and is no longer interested in pursuing a whitemap transaction for all of Erikson’s assets. The parties agreed that Erikson would be permitted to market and enter into third party agreements for the sale of any of its assets and associated liabilities. The parties also agreed that the outside date would be extended to March 12, 2025 or such other date as the parties agree, Gryphon’s due diligence condition would not expire as long as the Purchase Agreement, as amended (the “Amended Purchase Agreement”) remains in force and effect and that Gryphon could unconditionally terminate the Amended Purchase Agreement at any time, whether before, on, or after the outside date, if it is not satisfied with its due diligence. Gryphon will retain information rights with respect to the assets in the Wildboy area and Erikson will notify Gryphon of the terms of any written expressions of interest or offers received and keep Gryphon apprised of the status of any third party agreements.

The foregoing description of the Second Extension Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Extension Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Set forth below is a list of Exhibits included as part of this Current Report.

10.1	Amendment, effective as of February 14, 2025, to Asset Purchase and Sale Agreement, dated as of December 9, 2024, between the Company and Erikson National Energy Inc., as amended
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON DIGITAL MINING, INC.

Date: February 26, 2025	By:	/s/ Steve Gutterman
		Name:	Steve Gutterman
		Title:	Chief Executive Officer

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